Exhibit 99.1

Copart Announces Change in Management

FAIRFIELD, CA (Feb. 15, 2010) — Copart, Inc. (NASDAQ: CPRT), announced today that effective February 15, 2010, its founder and current Chief Executive Officer and Chairman of the Board, Mr. Willis J. Johnson will relinquish the title and responsibilities of Chief Executive Officer to A. Jayson (Jay) Adair, Copart’s current President.

A. Jayson Adair has served as President since November 1996 and as a director since September 1992. From April 1995 until October 1996, Mr. Adair served as Executive Vice President. From August 1990 until April 1995, Mr. Adair served as Vice President of Sales and Operations and from June 1989 to August 1990, Mr. Adair served as Manager of Operations.

“Jay is ready and has earned the opportunity to assume the responsibilities as Copart’s Chief Executive Officer”, stated Mr. Johnson.  “Jay has been with Copart for over 20 years and knows every aspect of the business.  He has been a key driver in our growth, particularly with the adoption of technology and the use of the internet in our business.  He designed VB2, our internet remarketing platform and led its roll out in 2003.  I am completely confident in his ability to continue the development and growth of Copart.”

Also, effective on this date, Mr. Adair will relinquish the title and responsibilities of President to Mr. Vincent W. Mitz, Copart’s current Executive Vice President.

Vincent W. Mitz has served as Executive Vice President since August 2007. From May 1995 until July 2007, Mr. Mitz served as Senior Vice President of Sales and Marketing. Prior thereto, Mr. Mitz was employed by NER Auction Systems from 1981 until its acquisition by Copart in 1995. At NER, Mr. Mitz held numerous positions culminating as Vice President of Sales and Operations for NER’s New York region from 1990 to 1993 and Vice President of Sales & Marketing from 1993 to 1995.

“Vinnie’s promotion is well deserved.  He is unique in that he has an in depth understanding of both operations and sales and marketing.  He has worked closely with Jay since his promotion to Executive Vice President in 2007 and has been instrumental in driving the integration and growth of our United Kingdom operations”, continued Mr. Johnson.

Mr. Johnson will continue as Chairman of the Board and an executive officer and will remain actively involved with the Company, primarily in mergers and acquisitions and other strategic planning.

Copart, founded in 1982, provides vehicle sellers with a full range of services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters, and in some states, to end users. Copart remarkets the vehicles through Internet sales utilizing its proprietary VB2 technology.

Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public, and others. The company currently operates 153 facilities in the United States, Canada, and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.

Copart recently enhanced its website to make it easier for everyone to search for and view more than 50,000 vehicles each day offered at www.copart.com. Public buyers can also now purchase cars at Copart either directly or through independent third-party brokers.

FORWARD LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding expectations with respect to future corporate and management performance. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “management’s discussion and analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Marla J. Pugh, Communications Manager
(707) 639-5185